Filed Pursuant to Rule 424(b)(5)
File No. 333-127215 and 333-142722

Prospectus Supplement to Prospectus dated September 6, 2005.

$360,000,000

UNITRIN, INC.

6.00% Senior Notes due May 15, 2017

The notes will bear interest at the rate of 6.00% per year. Interest on the notes is payable on May 15 and November 15 of each year, beginning November 15, 2007. The notes will mature on May 15, 2017. We may redeem the notes at any time prior to maturity, in whole or in part, at redemption prices described in this prospectus supplement.

The notes are unsecured and rank equally with all of our other existing and future senior unsecured and unsubordinated debt. The notes will be issued only in registered book-entry form in denominations of $1,000 and integral multiples of $1,000.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	99.347%	$357,649,200
Underwriting discount	0.65%	$2,340,000
Proceeds, before expenses, to Unitrin	98.697%	$355,309,200

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from May 11, 2007 and must be paid by the purchasers if the notes are delivered after that date.

The notes are expected to be delivered in book-entry form through The Depository Trust Company on or about May 11, 2007.

Joint Bookrunning Managers

Goldman, Sachs & Co.	Wachovia Securities

JPMorgan	Wells Fargo Securities

The Williams Capital Group, L.P.

             BNY Capital Markets, Inc.

                          Wedbush Morgan Securities Inc.

                                      Piper Jaffray

Fifth Third Securities, Inc.

                                     Morgan Keegan & Company, Inc.

                                             BB&T Capital Markets

Cochran Caronia Waller

The date of this prospectus supplement is May 8, 2007.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Unitrin,” “we,” “our,” or “us” refer to Unitrin, Inc. and our consolidated subsidiaries, where appropriate.

This prospectus supplement describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The accompanying prospectus provides you with a general description of the securities we may offer from time to time, some of which may not apply to the notes offered hereby. This prospectus supplement may also add, update or change information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information.” If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of the date of the prospectus supplement and the prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). These reports, proxy statements and other information, including the registration statement of which the accompanying prospectus is a part, can be read and copied at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Unitrin, Inc. Our common stock is listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “UTR”. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus supplement and the accompanying prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement and the accompanying prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents to the extent they have been filed with the SEC:

•

Annual Report on Form 10-K for the year ended December 31, 2006, including portions of our 2006 Annual Report to Shareholders and our definitive Proxy Statement for the 2007 Annual Meeting of Shareholders incorporated therein by reference;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007;

•	Current Report on Form 8-K filed March 2, 2007; and

•	Current Report on Form 8-K filed March 27, 2007 (as amended by Form 8-K/A filed March 27, 2007).

We incorporate by reference into this prospectus supplement the documents listed above and any future filings made with the SEC, to the extent they have been filed, in accordance with Sections

13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we file a post-effective amendment to the registration statement, of which the accompanying prospectus is a part, that indicates the termination of the offering of the securities made by the accompanying prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents which are incorporated by reference into this prospectus supplement or the accompanying prospectus. Requests should be directed to Unitrin, Inc., One East Wacker Drive, Chicago, Illinois 60601 (telephone number (312) 661-4600). You may also obtain some of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus at our website, www.unitrin.com. You should be aware that the information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements, in particular, include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance; actual results could differ materially from those expressed or implied in the forward-looking statements.

Among the general factors that could cause actual results to differ materially from estimated results are:

•	changes in general economic conditions, including performance of financial markets, interest rates, unemployment rates and fluctuating values of particular investments held by us;

•	heightened competition, including, with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

•	the number and severity of insurance claims (including those associated with catastrophe losses) and their impact on the adequacy of loss reserves;

•

the impact of inflation on insurance claims, including, but not limited to, the effects attributed to scarcity of resources available to rebuild damaged structures, including labor and materials and the amount of salvage value recovered for damaged property;

•	orders, interpretations or other actions by regulators that impact the reporting, adjustment and payment of claims;

•	changes in the pricing or availability of reinsurance;

•	changes in the financial condition of reinsurers and amounts recoverable therefrom;

•	changes in industry trends and significant industry developments;

•	regulatory approval of insurance rates, policy forms, license applications and similar matters;

•

developments related to insurance policy claims and coverage issues including, but not limited to, interpretations or decisions by courts or regulators that may govern or influence insurance policy coverage issues arising with respect to losses incurred in connection with hurricanes and other catastrophes;

•	governmental actions, including new laws or regulations or court decisions interpreting existing laws and regulations or policy provisions;

•	adverse outcomes in litigation or other legal or regulatory proceedings involving us;

•	regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

•	the impact of residual market assessments and assessments for insurance industry insolvencies;

•	changes in distribution channels, methods or costs resulting from changes in laws or regulations, lawsuits or market forces;

•	changes in ratings by credit rating agencies including A.M. Best Co., Inc.;

•	the level of success and costs expended in realizing economies of scale and implementing significant business consolidations and technology initiatives;

•	increased costs and risks related to data security;

•	absolute and relative performance of our products or services; and

•	other risks and uncertainties described from time to time in our filings with the SEC.

No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. We assume no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this prospectus supplement. The reader is advised, however, to consult any further disclosures we make on related subjects in filings made with the SEC.

SUMMARY OF THE OFFERING

The summary below sets forth some of the principal terms of the notes. Please read the “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus for a more detailed description of the terms and conditions of the notes.

Issuer	Unitrin, Inc.

Securities Offered	$360,000,000 aggregate principal amount of 6.00% Senior Notes due May 15, 2017.

Maturity	May 15, 2017.

Interest Rate	6.00% per year.

Interest Payment Dates	Interest on the notes will be payable on May 15 and November 15 of each year, beginning on November 15, 2007. Interest accrues from May 11, 2007.

Record Dates	May 1 and November 1.

Ranking	The notes are unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Optional Redemption

We may redeem the notes in whole or in part at any time at our option at a redemption price equal to accrued and unpaid interest on the notes being redeemed plus the greater of (a) 100% of the principal amount of the notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus 25 basis points.

Form and Denomination

The notes will be issued as book-entry notes in the form of one or more registered global securities deposited with a custodian for The Depository Trust Company. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

Use of Proceeds

We plan to use the net proceeds from the sale of the notes, together with available cash on hand, to repay the $300 million aggregate principal amount of our 5.75% Senior Notes due July 1, 2007 and for general corporate purposes. Pending repayment of our 5.75% Senior Notes, we may invest the net proceeds from this offering in short-term marketable securities.

Additional Notes

We may, from time to time, without the consent of the existing holders of the notes, issue additional notes of the same series under the indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date.

UNITRIN, INC.

We are a holding company whose primary source of funds for the payment of interest on our obligations or dividends to our stockholders is dividends from our subsidiaries. The amount of dividend distributions to us from our insurance and banking subsidiaries may be restricted, respectively, by state insurance laws and regulations as administered by state insurance departments and by banking laws and regulations as administered by applicable governmental agencies. We were incorporated in Delaware in 1990. Our principal executive offices are located at One East Wacker Drive, Chicago, Illinois 60601, and the telephone number is (312) 661-4600.

Through our subsidiaries, we are engaged in the property and casualty insurance, life and health insurance and consumer finance businesses. We conduct our operations through six operating segments: Kemper Auto and Home, Unitrin Specialty, Unitrin Direct, Unitrin Business Insurance, Life and Health Insurance and Consumer Finance. Our subsidiaries employ more than 8,000 full-time associates of which, as of December 31, 2006, approximately 1,240 are employed in the Kemper Auto and Home segment, 715 in the Unitrin Specialty segment, 530 in the Unitrin Direct segment, 410 in the Unitrin Business Insurance segment, 4,000 in the Life and Health Insurance segment, 940 in the Consumer Finance segment and the remainder in various corporate and other staff functions.

Our property and casualty insurance business operations are conducted through Kemper Auto and Home, Unitrin Specialty, Unitrin Direct and Unitrin Business Insurance, which collectively provide automobile, homeowners, commercial multi-peril, fire, casualty, workers compensation, general liability and other types of property and casualty insurance to individuals and businesses.

Unitrin’s Life and Health Insurance segment provides individual life and health insurance products to customers of modest incomes who desire basic protection for themselves and their families. This segment offers (i) through its career agency companies, ordinary life insurance, including permanent and term insurance, as well as property insurance products, and (ii) through Reserve National Insurance Company, accident and health insurance products and Medicare Supplement insurance primarily to individuals living in rural areas where health maintenance organizations and preferred provider organizations are less prevalent.

The principal business of the Consumer Finance segment is the financing of used automobiles through the purchase of retail installment contracts from automobile dealers. The borrowers under these contracts typically have marginal credit histories.

RISK FACTORS

An investment in the notes involves risks. Before deciding to invest in the notes, you should carefully consider the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference into this prospectus supplement, the disclosure under “Caution Regarding Forward-Looking Statements” in this prospectus supplement and the following discussion of risks. The risks and uncertainties described in the reports we file with the SEC and below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also adversely affect our business, operating results, cash flows, and financial condition.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of secured or unsecured debt, including senior debt, that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

The notes are effectively subordinated to any secured obligations that we may have outstanding and to the obligations of our subsidiaries.

Although the notes are unsubordinated obligations, they are effectively subordinated to any secured obligations that we may have, to the extent of the assets that serve as security for those obligations. We do not currently have any material secured obligations. In addition, our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us so that we can do so. As a result, the notes are effectively subordinated to all liabilities of our subsidiaries to the extent of their assets.

An active secondary trading market for the notes may not develop.

Upon issuance, the notes will not have an established trading market and will not be listed on any securities exchange. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making activity with respect to the notes at any time without notice. Consequently, an active secondary trading market for the notes may not develop, and, if one does develop, it may not be sustained or provide any significant liquidity. If an active trading market for the notes does develop, the notes may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our financial performance and other factors. As a result, if you decide to resell your notes there may be few, if any, potential buyers, which may in turn adversely affect the price you receive for your notes or limit your ability to resell your notes.

The notes do not have the benefit of certain contractual protections found in other debt securities.

The notes and the indenture do not protect you in the event of a highly leveraged transaction or a credit downgrade in the absence of a change of control. In addition, the indenture does not contain any financial covenants and does not restrict us from paying dividends.

USE OF PROCEEDS

We plan to use the net proceeds from the sale of the notes, together with available cash on hand, to repay the $300 million aggregate principal amount of our 5.75% Senior Notes due July 1, 2007 and for general corporate purposes. Pending repayment of our 5.75% Senior Notes, we may invest the net proceeds from this offering in short-term marketable securities.

CAPITALIZATION

The table below shows our unaudited capitalization basis as of March 31, 2007. The table also shows adjustments to our unaudited capitalization to reflect this offering and the application of the estimated proceeds we will receive in this offering, net of fees and estimated expenses. You should refer to the financial statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	As of March 31, 2007
	Actual	As Adjusted
	(in millions)
Debt:
6.00% Senior Notes due May 15, 2017(1)	$—	$354.9
4.875% Senior Notes due November 1, 2010(1)	198.9	198.9
5.75% Senior Notes due July 1, 2007(1)	299.8	—
Other—Mortgage Note Payable at Amortized Cost	6.1	6.1
Borrowings under credit facility	—	—

Total debt	504.8	559.9

Shareholders’ equity:
Common Stock, $0.10 par value, 100,000,000 shares authorized, 66,318,313 shares issued and outstanding	6.6	6.6
Paid-in capital	759.1	759.1
Accumulated other comprehensive income	1,242.3	1,242.3
Retained earnings	310.2	310.2

Total shareholders’ equity	2,318.2	2,318.2

Total debt and shareholders’ equity	$2,823.0	$2,878.1

(1)	Reflects aggregate principal amount net of unamortized issuance expenses.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earning to fixed charges for the periods indicated:

	Three Months Ended March 31, 2007		Year Ended December 31,
			2006		2005		2004		2003		2002
Ratio of Earnings to Fixed Charges(1)	5.4	x	5.6	x	5.6	x	6.0	x	3.6	x	0.5	x

(1)	The ratios of earnings to fixed charges have been computed on a consolidated basis by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and a factor for interest included in rent expense. Earnings before income and fixed charges consists of Income (Loss) before Income Taxes and Equity in Net Income (Loss) of Investee, having the meaning as set forth in our Consolidated Statement of Income included in our Annual Report on Form 10-K for the year ended December 31, 2006.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth summary consolidated financial information concerning us and our subsidiaries as of and for the five years ended December 31, 2006 and as of and for the three months ended March 31, 2007 and 2006. You should refer to the financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.” The information for the three-month periods ended and as of March 31, 2007 and 2006 is unaudited; however, management believes the results include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement. The interim results of operations may not be indicative of the results for the full year.

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)		(audited)
	(dollars in millions, except per share amounts)
Consolidated Statement of Income Data:
Revenues:
Earned Premiums	$603.2	$613.8	$2,478.7	$2,478.3	$2,485.2	$2,457.2	$1,878.0
Consumer Finance Revenues	64.0	58.4	248.9	221.3	202.8	195.7	171.8
Net Investment Income	84.4	74.9	305.1	282.1	261.2	231.9	221.9
Other Income	1.0	0.8	16.3	9.5	13.1	25.1	39.8
Net Realized Investment Gains (Losses)	22.5	11.6	26.5	56.9	78.5	33.9	(13.3)

Total Revenues	775.1	759.5	3,075.5	3,048.1	3,040.8	2,943.8	2,298.2

Expenses:
Insurance Claims and Incurred Losses and Loss Adjustment Expenses	408.5	413.4	1,617.5	1,665.3	1,668.2	1,740.9	1,432.3
Insurance Expenses	192.0	199.0	800.2	817.5	824.0	844.1	730.7
Consumer Finance Expenses	55.7	45.2	204.0	168.4	155.7	154.6	132.9
Interest and Other Expenses	16.1	15.9	62.5	64.0	57.4	45.3	26.9

Total Expenses	672.3	673.5	2,684.2	2,715.2	2,705.3	2,784.9	2,322.8

Income (Loss) before Income Taxes and Equity in Net Income (Loss) of Investee	102.8	86.0	391.3	332.9	335.5	158.9	(24.6)
Income Tax Expense (Benefit)	30.8	25.4	117.4	82.7	98.9	34.1	(18.3)
Income (Loss) before Equity in Net Income (Loss) of Investee	72.0	60.6	273.9	250.2	236.6	124.8	(6.3)
Equity in Net Income (Loss) of Investee	0.4	5.4	9.2	5.3	3.6	(1.2)	(1.9)

Net Income (Loss)	$72.4	$66.0	$283.1	$255.5	$240.2	$123.6	$(8.2)

Net Income (Loss) Per Share	$1.08	$0.96	$4.17	$3.70	$3.51	$1.83	$(0.12)

Net Income (Loss) Per Share Assuming Dilution	$1.08	$0.96	$4.15	$3.67	$3.48	$1.82	$(0.12)

	As of March 31,		As of December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)		(audited)
	(in millions)
Consolidated Balance Sheet Data:
Total Assets	$9,410.9	$9,261.8	$9,321.4	$9,198.3	$8,796.7	$8,536.8	$7,705.6
Total Liabilities	7,092.7	7,073.8	7,037.4	7,040.6	6,758.0	6,717.9	5,903.2
Total Shareholders’ Equity	2,318.2	2,188.0	2,284.0	2,157.7	2,038.7	1,818.9	1,802.4

DESCRIPTION OF NOTES

The following description of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus (the notes are referred to in that prospectus as the “debt securities”). You should carefully read the entire prospectus supplement and accompanying prospectus to understand fully the terms of the notes. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth in the accompanying prospectus.

General

The notes are a single series of senior debt securities issued by us under the indenture dated as of June 26, 2002, between us and The Bank of New York Trust Company, N.A., as successor trustee to BNY Midwest Trust Company, which is more fully described in the accompanying prospectus. The notes are unsecured and will rank equally with all of Unitrin, Inc.’s other senior and unsubordinated debt. The indenture does not limit the amount of debt securities that we may issue or the amount of other debt that we may incur in the future.

This series of debt securities is initially limited to $360 million. We may, from time to time, without the consent of the existing holders of the notes, issue additional notes under the indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the notes being offered by this prospectus supplement.

The notes will mature on May 15, 2017. We have the option to redeem the notes prior to their stated maturity on the terms described below. Holders of the notes do not have any similar option to require us to redeem the notes before their stated maturity. The notes will not be entitled to the benefit of any sinking fund.

We will pay interest on the notes at an annual rate of 6.00% from the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the notes will be payable semiannually on each May 15 and November 15, beginning on November 15, 2007, to the persons in whose names the notes are registered at the close of business on the preceding May 1 or November 1, respectively, except that any interest payable upon maturity or any earlier redemption of the notes will be payable to the person to whom the principal of the note is payable.

Optional Redemption

We may redeem the notes, in whole at any time or in part from time to time at our option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points.

If we have given notice as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date, those notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of those notes will be to receive payment of the redemption price.

We will give notice of any optional redemption to holders at their addresses, as shown in the security register, not more than 90 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

We will notify the trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the series and the aggregate principal amount of notes to be redeemed and their redemption date. If less than all the notes of that series is to be redeemed, the trustee shall select which notes of that series are to be redeemed in a manner it deems to be fair and appropriate.

If we redeem any series of notes, or any part of any series, then we may prevent you from transferring or exchanging these notes. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Quotation Agent” means Goldman, Sachs & Co. or another Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means Goldman, Sachs & Co. and its successors and, at our option, other nationally recognized investment banking firms that are primary dealers of U.S. government securities in New York City. If any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, we must substitute another primary dealer of U.S. government securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

Consolidation, Merger, Sale, Conveyance and Lease

We may not (i) merge with or into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any person other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no person may merge with or into or consolidate with us or, except for any of our direct or indirect wholly-owned subsidiaries, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

(a)	we are the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all our obligations under the debt securities and the indenture;

(b)	immediately after the transaction, no default or “event of default” (as defined in the indenture) has occurred and is continuing; and

(c)	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture relating to the transaction complies with the indenture.

Book-Entry System; Delivery and Form

General.    The notes will be issued in the form of one or more fully registered global securities. For purposes of this prospectus supplement, “global security” refers to the global security or global securities representing the entire issue of the notes. The global security will be deposited with The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as DTC’s nominee, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee. Except in the limited circumstances described below, the notes will not be issued in definitive certificated form. The global security may be transferred, in whole and not in part, only to another nominee of DTC. We understand as follows with respect to the rules and operating procedures of DTC, which affect transfers of interests in the global security.

DTC.    The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we nor the trustee take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that

•

It is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•

DTC holds securities for its participants (“Participants”) and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, between Participants through electronic computerized book-entry changes in the accounts of its Participants, thereby eliminating the need for physical movement of securities certificates.

•	Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the underwriters.

•	DTC is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•

Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Persons who are not Participants may beneficially own notes held by DTC only through Participants or Indirect Participants. Beneficial ownership of notes may be reflected (1) for investors who are Participants, in the records of DTC, (2) for investors holding through a Participant, in the records of such Participant, whose aggregate interests on behalf of all investors holding through such Participant will be reflected in turn in the records of DTC, or (3) for investors holding through an Indirect Participant, in the records of such Indirect Participant, whose aggregate interests on behalf of all investors holding through such Indirect Participant will be reflected in turn in the records of a Participant. Accordingly, transfers of beneficial ownership in the global security can only be effected through DTC, a Participant or an Indirect Participant. Each of the underwriters is a Participant or an Indirect Participant.

Interests in the global security will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its Participants. The global security will trade in DTC’s same-day funds settlement system until maturity, and secondary market trading activity for the global security will therefore settle in immediately available funds. The laws of some states require that certain persons take physical delivery in definitive form of securities. Consequently, the ability to transfer beneficial interests in the global security to such persons may be limited.

So long as DTC, or its nominee, is the registered owner of the global security, DTC, or its nominee for all purposes will be considered the sole holder of the notes under the indenture. Except as provided below, owners of beneficial interests in the global security will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the holders thereof under the indenture. Accordingly, any person owning a beneficial interest in the global security must rely on the procedures of DTC and, if such person is not a Participant in DTC, on the procedures of the Participant through which such person, directly or indirectly, owns its interest, to exercise any rights of a holder of notes.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of an owner of a beneficial interest in the notes to pledge such notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such notes, may be affected by the lack of a physical certificate for such notes.

Payment of principal of and interest on the notes will be made to DTC, or its nominee, as the registered owner of the global security. Neither Unitrin nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We understand that it is the practice of DTC that:

•

Upon receipt of any payment of principal of or interest on the global security to credit the Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC; and

•

Payments by Participants to owners of beneficial interests in the global security held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If we redeem the notes, we will send the notice of redemption to DTC. If we redeem less than all of the notes, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each Participant in the notes to be redeemed.

We understand that under existing industry practices, if we request holders of the notes to take action, or if an owner of a beneficial interest in a note desires to take any action which a holder is entitled to take under the indenture, then

•	DTC would authorize the Participants holding the relevant beneficial interests to take such action, and

•	Such Participants would authorize the beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of notes among its Participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global security upon surrender by DTC of the global security if:

•

DTC notifies us that it is no longer willing or able to act as a depository for the global security or if at any time DTC is no longer registered or in good standing under the Exchange Act, and we have not appointed a successor depository within 90 days of that notice;

•	An event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	We determine at any time not to have the notes represented by a global security.

Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to those persons. Individual certificated notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any Participant or Indirect Participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts of the certificated notes to be issued.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. We will make all payments of principal and interest on the notes in immediately available funds. The notes will trade in DTC’s same-day funds settlement system until maturity, and secondary market trading activity in the notes therefore will be required by DTC to settle in immediately available funds.

Paying Agent

We will pay interest, principal and any other money due on the notes at the office of the paying agent of the trustee in New York City. The office of the paying agent is currently located at The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286.

The Trustee

The Bank of New York Trust Company, N.A., an affiliate of The Bank of New York, is the trustee under the indenture for this offering. BNY Capital Markets, Inc., an affiliate of The Bank of New York, is an underwriter of this offering. The Bank of New York is a lender under our existing credit facility. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to the notes, The Bank of New York Trust Company would be deemed to have conflicting interests, by virtue of being an affiliate of a lender under the credit facility and an affiliate of one of the underwriters of the notes. In that event, The Bank of New York Trust Company would be required to resign as trustee or eliminate the conflicting interests.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$126,000,000
Wachovia Capital Markets, LLC	90,000,000
J.P. Morgan Securities Inc.	28,800,000
Wells Fargo Securities, LLC	28,800,000
The Williams Capital Group, L.P.	10,800,000
BNY Capital Markets, Inc.	10,800,000
Wedbush Morgan Securities Inc.	10,800,000
Piper Jaffray & Co.	10,800,000
Fifth Third Securities, Inc.	10,800,000
Morgan Keegan & Company, Inc.	10,800,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	10,800,000
Cochran Caronia Waller Securities LLC	10,800,000

Total	$360,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. The company does not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each Underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA would not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters relating to the issuance of the notes will be passed upon for us by Scott Renwick, Senior Vice President, General Counsel and Secretary of Unitrin and by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. Mr. Renwick owns less than one percent of our common stock. Certain legal matters relating to the issuance of the notes will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus

$300,000,000

Unitrin, Inc.

Debt Securities, Preferred Stock, Common Stock, Warrants,

Stock Purchase Contracts, Stock Purchase Units

Unitrin, Inc. may offer, issue and sell, together or separately, its:

•	debt securities, which may be senior debt securities or subordinated debt securities

•	shares of its preferred stock

•	shares of its common stock

•	warrants

•	stock purchase contracts

•	stock purchase units

Unitrin, Inc. will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Unitrin, Inc. may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Unitrin, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “UTR.” None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2005.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Unitrin,” “Company,” “we,” “our,” or “us” refer to Unitrin, Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units as described in this prospectus, in one or more offerings up to a total dollar amount of $300,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities we may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Unitrin, Inc. Our common stock is listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “UTR”. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents to the extent they have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005;

•	Current Report on Form 8-K filed March 14, 2005;

•	Current Report on Form 8-K filed April 26, 2005;

•	Current Report on Form 8-K filed May 4, 2005;

•	Current Report on Form 8-K filed May 10, 2005; and

•	Current Report on Form 8-K filed June 27, 2005.

We incorporate by reference the documents listed above and any future filings made with the SEC, to the extent they have been filed, in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to Unitrin, Inc., One East Wacker Drive, Chicago, Illinois 60601 (telephone number (312) 661-4600). You may also obtain some of the documents incorporated by reference into this document at our website, www.unitrin.com. You should be aware that the information contained on our website is not a part of this document.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements, in particular, include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance; actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•

Changes in general economic conditions, including performance of financial markets, interest rates, and unemployment rates, and fluctuating values of particular investments maintained by the Company and its subsidiaries;

•	Heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

•	The number and severity of insurance claims (including those associated with catastrophe losses) and their impact on the adequacy of loss reserves;

•	The impact of inflation on insurance claims, including the effect of cost and availability of labor and materials on automobile and property repair and reconstruction costs;

•	Changes in the pricing or availability of reinsurance;

•	Changes in the financial condition of reinsurers and amounts recoverable therefrom;

•	Changes in industry trends and significant industry developments;

•	Regulatory approval of insurance rates, policy forms, license applications and similar matters;

•

Governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations or policy provisions) and adverse outcomes in litigation or other proceedings involving the Company or its subsidiaries;

•	Regulatory, accounting or tax changes that may affect the cost of, or demand for, the Company’s products or services;

•	Changes in distribution channels, methods or costs resulting from changes in laws or regulations, lawsuits or market forces;

•	Changes in ratings by credit rating agencies and/or A.M. Best Co., Inc.;

•	Level of success in realizing economies of scale and implementing significant business consolidations and technology initiatives;

•	Absolute and relative performance of the Company’s products or services;

•	Ability to maintain uninterrupted operation of facilities and business operations; and

•	Other risks and uncertainties described from time to time in the Company’s filings with the SEC.

No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. The Company assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this prospectus. The reader is advised, however, to consult any further disclosures the Company makes on related subjects in filings made with the SEC.

UNITRIN, INC.

We are a holding company whose primary source of funds for the payment of interest on our obligations or dividends to our stockholders is dividends from our subsidiaries. The amount of dividend distributions to us from our insurance and banking subsidiaries may be restricted, respectively, by state insurance laws and regulations as administered by state insurance departments and by banking laws and regulations as administered by applicable governmental agencies. We were incorporated in Delaware in 1990. Our principal executive offices are located at One East Wacker Drive, Chicago, Illinois 60601, and the telephone number is (312) 661-4600.

Through our subsidiaries, we are engaged in the property and casualty insurance, life and health insurance and consumer finance businesses. We conduct our operations through six operating segments: Kemper Auto and Home, Unitrin Specialty, Unitrin Direct, Unitrin Business Insurance, Life and Health Insurance and Consumer Finance. Our subsidiaries employ more than 8,300 full-time associates of which, as of June 30, 2005, approximately 1,185 are employed in the Kemper Auto and Home segment, 750 in the Unitrin Specialty segment, 475 in the Unitrin Direct segment, 645 in the Unitrin Business Insurance segment, 4,260 in the Life and Health Insurance segment, 840 in the Consumer Finance segment and the remainder in various corporate and other staff functions.

Our property and casualty insurance business operations are conducted through Kemper Auto and Home, Unitrin Specialty, Unitrin Direct and Unitrin Business Insurance, which collectively provide automobile, homeowners, commercial multi-peril, fire, casualty, workers compensation, general liability and other types of property and casualty insurance to individuals and businesses.

Unitrin’s Life and Health Insurance segment provides individual life and health insurance products to customers of modest incomes who desire basic protection for themselves and their families. This segment offers (i) through its career agency companies, ordinary life insurance, including permanent and term insurance, as well as property insurance products, and (ii) through Reserve National Insurance Company, accident and health insurance products and Medicare Supplement insurance primarily to individuals living in rural areas where health maintenance organizations and preferred provider organizations are less prevalent.

The principal business of the Consumer Finance segment is the financing of used automobiles through the purchase of retail installment contracts from automobile dealers. The borrowers under these contracts typically have marginal credit histories. Our Consumer Finance segment is one of the largest non-prime automobile finance sources in California.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes, including repayment of existing indebtedness, working capital and the expansion of our business through new insurance product offerings, enhanced distribution and marketing of existing insurance products and strategic acquisitions as opportunities arise.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges(1) for the periods indicated:

	Six Months Ended June 30, 2005		Year Ended December 31,
			2004		2003		2002		2001		2000
Ratio of Earning to Fixed Charges	6.9	x	6.0	x	3.6	x	0.5	x	10.6	x	3.7	x

(1)	The ratios of earnings to fixed charges have been computed on a consolidated basis by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and a factor for interest included in rent expense.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. Debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a “senior indenture” and subordinated debt securities will be issued under a “subordinated indenture.” This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “indentures.”

The forms of indenture are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures and debt securities, including the definitions therein of certain terms.

General

Debt securities will be direct unsecured obligations of ours. Senior debt securities of any series will be our unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated debt, including any other series of debt securities issued under the senior indenture. Subordinated debt securities of any series will be junior in right of payment to our senior indebtedness, as defined, and described more fully, under “Subordination.”

Because we are principally a holding company, our right to participate in any distribution of assets of any subsidiary, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, and holders of debt securities should look only to our assets for payment thereunder. Furthermore, our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon dividends or other payments to us from our subsidiaries.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

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whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

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if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	our obligation, if any, to redeem, repay or purchase the debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 in the case of registered securities and any integral multiple thereof;

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the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

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the currency or currencies, including composite currencies or currency units in which that series of debt securities may be denominated or in which we will pay the principal of (and premium, if any) or interest, if any, on that series of debt securities, if other than United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities;

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the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities and, if other than by a certified resolution of the Board of Directors, the manner in which our election to defease the debt securities will be evidenced;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. Debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture.

Under the subordinated indenture, “senior indebtedness” means all obligations of ours in respect of any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on indebtedness of ours for borrowed money;

•	all obligations guaranteed by us for the repayment of borrowed money, whether evidenced or not evidenced by bonds, debentures, notes or other written instruments;

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all obligations guaranteed by us evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered senior indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

•	all obligations of ours as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all obligations of ours for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

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all obligations of ours in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us); and

•	any amendments, renewals, extensions, modifications and refundings of any of the above.

Senior indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by us in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

•	any indebtedness of ours to our affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with us that is a financing vehicle of ours in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by us) unless otherwise expressly provided in the terms of any such indebtedness.

Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any), interest or any other payment due on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of ours, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not (i) merge with or into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other person other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no person may merge with or into or consolidate with us or, except for any of our direct or indirect wholly-owned subsidiaries, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

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we are the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all our obligations under the debt securities and the indentures;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture relating to the transaction complies with the applicable Indenture.

Events of Default; Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following circumstances constitute “Events of Default” under the indentures with respect to each series of debt securities:

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our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days; provided, however, that a valid extension of an interest payment period in accordance with the terms of the debt security of such series shall not constitute a default in the payment of interest for this purpose;

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our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt security in accordance with the terms of the debt securities of that series shall not constitute a default in the payment of principal (or premium, if any) for this purpose;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure; and

•	certain events of bankruptcy, insolvency or reorganization.

If an Event of Default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indenture at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request during which time the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with that request.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under each indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with. Finally, the deposit may not result in (i) an Event of Default, and no Event of Default may occur for 90 days following the deposit, (ii) a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money, pursuant to which more than $100,000,000 principal amount is then outstanding, to which we are a party or by which we are bound or (iii) the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust shall be registered under the Investment Company Act or exempt from registration thereunder.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

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extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to institute suit for any payment on or with respect to any debt security;

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reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults;

•	reduce the requirements contained in the indentures for quorum or voting; or

•	modify any of the above provisions.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for the holders money for their payment or redemption.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest payment, which will be specified in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Form, Exchange and Transfer

The debt securities of each series may be issued as registered securities, as bearer securities (with or without coupons) or both. Unless otherwise specified in the applicable prospectus supplement, if any, registered securities will be issued in denominations of $1,000 and any integral multiple thereof. Subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, if any, registered securities will be exchangeable for other registered securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, debt securities issued as registered securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. Any transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

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issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part.

Global Securities

The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for that debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interests in that global security may exchange their interests for definitive debt securities of like series and tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on that global debt security and the specific terms of the depositary arrangement with respect to that global debt security.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Trustee

We anticipate appointing the trustee under the indenture as the paying agent, conversion agent, registrar and custodian with regard to debt securities. The trustee and/or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, of which 100,000 shares have been designated Series A preferred stock. No Preferred Stock is outstanding as of the date of this prospectus. Of the 100,000,000 shares of Common Stock authorized, 69,202,681 shares were outstanding as of June 30, 2005, and 9,280,123 shares have been reserved for issuance pursuant to certain employee benefits plans as of June 30, 2005. The following is a summary description of all material terms and provisions relating to our capital stock, Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), but is qualified by reference to the Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Voting Rights. Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. The holders of our common stock have one vote for each share held on all matters voted upon by our stockholders, including the election of directors.

Dividends. Except for any preferential rights of holders of any preferred stock that may then be issued and outstanding and any other class or series of stock having a preference over the common stock, holders of our common stock are entitled to receive dividends when declared by our board of directors, from legally available funds.

Other Rights. On our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Listing. The common stock is listed on the New York Stock Exchange under the symbol “UTR.”

Transfer Agent and Registrar. The transfer agent and registrar for the common stock is Wachovia Bank, N.A.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. 100,000 shares have been designated Series A preferred stock. The Board of Directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

(a)	the designation of the series;

(b)	the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

(c)	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

(d)	the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of Stock;

(e)	the redemption rights and price or prices, if any, for shares of the series;

(f)	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

(g)	the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Unitrin, Inc.;

(h)	whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security of ours or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; and

(i)	the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series.

The authorized shares of preferred stock will be available for issuance without further action by our shareholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several circumstances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

Although the Board of Directors has no current intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Unitrin and its shareholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

Provisions With Possible Anti-Takeover Effects

Various provisions of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws, as well as the shareholder rights plan adopted by us and described below, may make more difficult the acquisition of control of us by means of a tender offer, open market purchases, a proxy fight or other means that are not approved by our board of directors but that a shareholder might consider to be in such shareholder’s best interest.

The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Charter and Bylaw Provisions

Article Six of the Certificate of Incorporation and Article II of the Bylaws provide that a special meeting of the shareholders may be called only by the Chairman of the Board or by a majority of the Board of Directors then in office.

Article Six of the Certificate of Incorporation also provides that shareholders may not take any action by written consent.

Article II of the Bylaws requires that any nomination for election to the Board of Directors by a shareholder must be delivered to the Secretary not less than sixty (60) nor more than ninety (90) days prior to the anniversary of the preceding year’s annual meeting.

Business Combinations

Article Seven of the Certificate of Incorporation places certain restrictions on the following transactions with a direct or indirect beneficial owner (including certain former beneficial owners and successors to such beneficial owners) of more than 15% of the voting power of Unitrin’s outstanding voting stock (an “interested shareholder”):

(i)	any merger or consolidation of Unitrin or any subsidiary with any interested shareholder or any other person (whether or not itself an interested shareholder) which is, or after such merger or consolidation would be, an affiliate of an interested shareholder; or

(ii)	any sale, lease exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder or any affiliate of any interested shareholder of any assets of Unitrin or any subsidiary having an aggregate fair market value of $10,000,000 or more; or

(iii)	the issuance or transfer by Unitrin or any subsidiary (in one transaction or a series of transactions) of any securities of Unitrin or any subsidiary to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more; or

(iv)	the adoption of any plan or proposal for the liquidation or dissolution of Unitrin proposed by or on behalf of any interested shareholder or any affiliate of any interested shareholder; or

(v)	any reclassification of securities (including any reverse stock split or recapitalization of Unitrin) or any merger or consolidation of Unitrin with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Unitrin or any subsidiary beneficially owned by any interested shareholder or any affiliate of any interested shareholder.

We may only enter into one of the transactions described above if:

(i)	the transaction has been approved by a majority of our “continuing directors,” being (1) members of our original Board of Directors, (2) persons unaffiliated with an interested shareholder who were members of the Board of Directors prior to such person or entity becoming an interested shareholder, or (3) successors of continuing directors who were recommended to succeed continuing directors by a majority of continuing directors then on the Board; or

(ii)	the transaction has been approved by the affirmative vote of 75% of the voting power of our outstanding voting stock, voting together as a single class, the consideration to be received by the holders of each class or series of our capital stock is not less than the highest price paid by the Interested Shareholder for any shares of such class or series during the preceding 24 months and is either in cash or in the form of consideration previously used by the Interested Shareholder to acquire the largest number of shares of such class or series previously acquired by such Interested Shareholder and certain other conditions have been met.

Business Combination Statute

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

•

before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced (excluding stock held by persons who are both directors and officers or by certain employee stock plans); or

•

on or following the date on which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).

A business combination includes mergers, asset sales and certain other transactions resulting in a financial benefit to the interested stockholder.

Shareholder Rights Plan

On August 4, 2004, our Board of Directors declared a dividend distribution of one new right (a “Right”) for each outstanding share of Common Stock to stockholders of record at the close of business on August 16, 2004 (the “Record Date”). These new Rights replaced the previously outstanding rights which had expired in accordance with their terms on August 3, 2004. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, par value $0.10 per share (the “Series A Junior Participating Preferred Stock”) at a Purchase Price of $150.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “2004 Rights Agreement”) between Unitrin and Wachovia Bank, National Association, as Rights Agent, which is included as Exhibit 4.1 herein.

Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a “Distribution Date” will occur upon the earlier of: (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more (22% or more in the case of our existing stockholder, Singleton Group LLC, and certain related persons) of our outstanding shares of Common Stock (the “Stock Acquisition Date”), other than as a result of repurchases of stock by us or certain inadvertent actions by institutional or certain other stockholders; or (ii) ten business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York City time) on August 4, 2014, unless such date is extended or the Rights are earlier redeemed or exchanged by us.

In the event that a Person becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of Unitrin and its stockholders, after receiving advice from one or more investment banking firms, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of Unitrin) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by us.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent or more of our outstanding shares of Common Stock, we may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment). At any time until ten business days following the Stock Acquisition Date, we may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by our Board of Directors).

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock or common stock (collectively, the “underlying warrant securities”), and such warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including: (i) the title of such warrants; (ii) the aggregate number of such warrants; (iii) the price or prices at which such warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the exercise price of such warrants may be payable; (v) the designation and terms of the underlying warrant securities purchasable upon exercise of such warrants; (vi) the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased; (vii) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (viii) whether such warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security; (xi) if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States federal income tax considerations; and (xiv) any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or preferred stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including United States treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description of the stock purchase contracts or stock purchase units contained in this prospectus is not complete and the description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the common stock, preferred stock, any series of debt securities, warrants, stock purchase contracts and stock purchase units being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the action or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with an offering of securities hereunder and under the applicable prospectus supplement, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will act as counsel to Unitrin.

EXPERTS

The consolidated financial statements, the related financial statement schedules, and management’s report on internal control incorporated in this Registration Statement by reference from Unitrin’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

$360,000,000

UNITRIN, INC.

6.00% Senior Notes due May 15, 2017

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Wachovia Securities

JPMorgan

Wells Fargo Securities

The Williams Capital Group, L.P.

BNY Capital Markets, Inc.

Wedbush Morgan Securities Inc.

Piper Jaffray

Fifth Third Securities, Inc.

Morgan Keegan & Company, Inc.

BB&T Capital Markets

Cochran Caronia Waller